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                                                                 EXHIBIT 10.13.1

              SECOND MODIFICATION AND EXTENSION OF LEASE AGREEMENT

                  This Second Modification and Extension of Lease Agreement ("Agreement"), made this 22 day of April, 2002, by and between Metroplex Associates, a New Jersey partnership, having an address c/o of Atlantic Realty Development Corp., 90 Woodbridge Center Drive, Woodbridge, New Jersey 07095 (the "Landlord"), and Hanover Capital Mortgage Corp., a Missouri corporation, having an address at Metroplex Corporate Center I, 100 Metroplex Drive, Edison, New Jersey 08817 (the "Tenant").

                              W I T N E S S E T H:

                  WHEREAS, by lease dated March 9, 1994 (the "Lease"), Landlord leased to Tenant and Tenant hired from Landlord certain premises (the "Premises") constituting a portion of the third floor of the building (the "Building") known as Metroplex Corporate Center I, 100 Metroplex Drive, Edison, New Jersey 08817; and

                  WHEREAS, by document entitled "First Modification and Extension of Lease Agreement", dated February 28, 1997 (the "First Modification"), the term of the Lease was extended until 6:00 p.m. on June 30, 2002; and

                  WHEREAS, Landlord and Tenant desire to further modify and extend the Lease as hereinafter provided;

                  NOW, THEREFORE, for and in consideration of the above premises, the mutual covenants hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

                  1. Term. (a) Landlord and Tenant agree to extend the term of the Lease for a period of two (2) years and ten (10) months, commencing 6:00 p.m. on June 30, 2002 and expiring at 6:00 p.m. on April 30, 2005 (the "Second Renewal Period").

                  (b) Tenant shall have, and is hereby granted, one (1) additional option to further renew and extend the term of this Lease from the date upon which it would otherwise expire, for one (1) additional renewal period which shall be for a period of five (5) years (the "Third Renewal Period"). The Third Renewal Period shall follow consecutively upon the expiration of the Second Renewal Period as hereinabove provided and such Third Renewal Period shall, upon commencement thereof, be deemed included in references to "the term of this Lease" and "the full term of this Lease". Tenant's said option with respect to the Third Renewal Period shall be exercised by Tenant giving written notice to Landlord of Tenant's exercise of same not later than nine (9) months prior to the expiration date of the Second Renewal Period. Time is of the essence with respect to such notice, and failure of Tenant to give such notice at least nine (9) months prior to the expiration of the Second Renewal Period shall constitute a binding and conclusive waiver of Tenant's option with respect to such Third Renewal Period. The option to renew and extend the term of this Lease as hereinabove provided shall not be deemed validly exercised unless Tenant shall not be in default at the time of either the exercise of such renewal option or the commencement of the Third Renewal Period. If Tenant elects to exercise said renewal option, the full term of this Lease shall be automatically extended for the Third Renewal Period without the need for the execution of an extension or renewal lease. The Third Renewal Period shall be on all of the same terms and conditions as are in effect hereunder immediately preceding the commencement date of the Third Renewal Period, except that the Fixed Rent during the Third Renewal Period shall be as provided in subparagraph
(b) of Paragraph 2 hereinbelow. All provisions for the payment of additional rent shall continue to apply without limitation except as otherwise provided herein. Tenant shall have no further right or option to renew the term of this Lease after the expiration of the Third Renewal Period.

                  2. Fixed Rent. (a) Tenant covenants to pay to Landlord for and during each lease year of the Second Renewal Period, Fixed Rent at the rate of One Hundred Thousand Six Hundred Thirty Six and 50/100 ($100,636.50) Dollars per annum ($8,386.38 per month).

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                  (b)      If Tenant exercises its option to extend the term of
the Lease for the Third Renewal Period, the Fixed Rent for each lease year of the Third Renewal Period shall be the greater of: (i) the annual amount determined by multiplying the gross rentable area of the Premises by $17.25 per square foot, or (ii) the then existing fair market rental value of the Premises determined in accordance with the provisions of subparagraph (c) of this Paragraph 2.

                  (c) The fair market rental value of the Premises, as contemplated by subparagraph (b) of this Paragraph 2, shall be determined as follows: Promptly after receipt by Landlord of Tenant's notice of Tenant's exercise of its option to renew and extend the term of this Lease pursuant to the provisions of subparagraph (b) of Paragraph 1 hereinabove, Landlord shall notify Tenant of Landlord's determination of the fair market rental value of the Premises as of the commencement date of the Third Renewal Period. Tenant shall have the right, by notice to Landlord given within twenty (20) days after receiving Landlord's notice of the fair market rental value to object to the amount thereof. Failure by Tenant to give notice of objection within such twenty
(20) day period (time being of the essence) shall constitute an acceptance by Tenant of the fair market rental value as determined by Landlord. If Tenant shall so object, Tenant shall, at its cost and expense, engage an appraiser who is a member of the appraisal institute and who has at least five (5) years experience in the appraisal of office buildings in the Middlesex County, New Jersey area, to determine the fair market rental value of the Premises as of the commencement of the Third Renewal Period. Such appraiser shall render his or her report to Landlord and Tenant not later than thirty (30) days after the date of Tenant's notice of objection to the fair market rental value as determined by Landlord. If such appraiser shall fail to render such report within such thirty
(30) day period (time being of the essence), Tenant's objection to the fair market rental value as determined by Landlord shall conclusively be deemed to have been waived and the rental for the Third Renewal Period shall be as determined by Landlord. If the appraiser shall render his or her report within such thirty (30) day period and the fair market rental value so determined shall not be acceptable to Landlord, Landlord shall have the right to so notify Tenant, and Landlord shall then, at its cost and expense, engage an appraiser (having the same qualifications as those set forth above) to determine the fair market rental value of the Premises. In the event that the two appraisers shall determine a fair market rental value which shall not differ by more than ten (10%) percent, the fair market rental value shall be deemed to be the average of the two appraisals. If the two appraisals shall differ by more than such ten (10%) percent amount, then the two appraisers shall select a third appraiser with similar qualifications, with Landlord and Tenant each to pay one-half of the cost of such third appraiser, and the fair market rental value of the Premises as determined by such third appraiser shall be binding and conclusive upon Landlord and Tenant. The appraiser for Landlord and the appraiser for Tenant shall select such third appraiser within ten (10) days after Landlord notifies Tenant that such third appraisal is required. The said third appraiser shall be instructed to render his or her report to Landlord and Tenant not later than thirty (30) days after the date of his or her engagement.

                  3. Additional Rent. All provisions for the payment of additional rent set forth in the Lease, including, without limitation, all provisions pertaining to the payment of "Operating Costs" and "taxes" (as said terms are defined in Article 18 of the Lease) shall continue to apply without modification.

                  4. Brokerage Commission. Tenant warrants and represents that it has not dealt or negotiated with any real estate broker or salesman in connection with this Agreement other than Newmark JGT of New Jersey, LLC (the "Broker") or representatives thereof. Tenant shall and hereby does indemnify and hold Landlord harmless from and against any real estate commissions, fees, charges or the like, or claims therefor, including any and all costs incurred in connection therewith, arising out of the within transaction payable to any party other than the Broker except to the extent any such claim or commission is based solely upon Landlord's acts. Landlord shall pay any commission due to the Broker pursuant to a separate agreement.

                  5. Landlord's Work. Landlord shall, at its cost and expense, perform the following work at the Premises ("Landlord's Work"): (i) relocate one (1) thermostat from the adjoining premises to the Premises, (ii) paint the interior walls of the Premises using building

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standard materials. Tenant shall select the wall and trim paint colors and shall be solely responsible for moving all furniture, equipment and other personal property so as to enable Landlord to so paint the Premises. It is expressly understood and agreed to by and between the parties hereto that, except for Landlord's Work, Tenant shall continue in possession of the Premises in its present condition "as is", and Landlord shall not be obligated to perform any additional work of any type or nature whatsoever in connection with this Agreement. Tenant shall, at its cost and expense, obtain any governmental permits and approvals which may be required for its continued or occupancy of the Premises.

                  6. Right of First Notification. The Right of First Notification, set forth in the First Modification, shall continue to apply during the Second Renewal Period.

                  7. Defined Terms. The terms used in this Agreement and not defined herein shall have the respective meanings indicated in the Lease, unless the context requires otherwise.

                  8. No Other Changes. The intent of this Agreement is only to modify and amend those provisions of the Lease as herein specified. Except as herein specifically modified, changed and amended, all of the terms and conditions of the Lease shall remain in full force and effect.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Second Modification and Extension of Lease as of the day and year first above written.

WITNESS:                                        METROPLEX ASSOCIATES
                                                (Landlord)

/s/ [ILLEGIBLE]                                 By: /s/ [ILLEGIBLE]
--------------------------------                    ----------------------------
                                                         David Halpern, Partner

ATTEST:                                         HANOVER CAPITAL MORTGAGE CORP.
                                                (Tenant)

                                                By: /s/ [ILLEGIBLE]
By:________________________________                 ----------------------------
                                                        [ILLEGIBLE]
Name:______________________________

Title:_____________________________

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